Exhibit 4

INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

Eagle Hospitality Properties Trust, Inc.

The Corporation is authorized to issue up to 4,000,000 8.25% Series A Cumulative Redeemable Preferred Shares - Par Value $0.01 per Share, Liquidation Preference $25.00 per Share

THIS CERTIFIES THAT CEDE & CO. IS THE OWNER OF 4,000,000 FULLY PAID AND NONASSESSABLE 8.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES, $0.01 PAR VALUE PER SHARE (“SERIES A PREFERRED SHARES”), of Eagle Hospitality Properties Trust, Inc. (the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the Series A Preferred Shares represented hereby are issued and shall be held subject to all of the provisions of the Articles of Amendment and Restatement and Bylaws of the Corporation and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

In Witness Whereof, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers.

THIS CERTIFICATE IS TRANSFERABLE	CUSIP No. 26959T 20 1
IN THE CITIES OF CHARLOTTE, N.C. OR
NEW YORK, N.Y.

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS, CERTAIN DEFINITIONS AND OTHER INFORMATION

Date: June 13, 2005

/s/ J. WILLIAM BLACKHAM	/s/ RAYMOND D. MARTZ
J. William Blackham, President and Chief Executive Officer	Raymond D. Martz, Chief Financial Officer, Secretary and Treasurer

COUNTERSIGNED AND REGISTERED: WACHOVIA BANK, N.A. CHARLOTTE, NC TRANSFER AGENT AND REGISTRAR

BY
AUTHORIZED SIGNATURE

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

The Corporation will furnish to any holder upon request and without charge a full statement of the information required by section 8-203(d) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of capital stock which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Amendment and Restatement, as amended, of the Corporation, a copy of which will be sent without charge to each holder who so requests. Such request must be made to the secretary of the Corporation at its principal office or to the transfer agent.

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles of Amendment and Restatement, as amended, (i) no Person may have Beneficial Ownership or Constructive Ownership of more than 9.8 percent (in value or number of shares) of the aggregate outstanding shares of Common Stock of the Corporation or more than 9.8% (in value) of the aggregate outstanding shares of Capital Stock of the Corporation; (ii) no Person may have Beneficial Ownership or Constructive Ownership of shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in shares of Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who has Beneficial Ownership or Constructive Ownership or attempts to have Beneficial Ownership or Constructive Ownership of Capital Stock which causes or will cause a Person to have Beneficial Ownership or Constructive Ownership of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to have Beneficial Ownership or Constructive Ownership of Capital Stock in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such shares. Unless otherwise defined herein, all capitalized terms in this legend have the meanings defined in the Corporation Articles of Amendment and Restatement, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of the Corporation on request and without charge.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT - Custodian (Minor)
TEN ENT – as tenants by the entireties	under Uniform Gifts to Minors Act (State)
JT TEN – as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For Value received,                                              hereby sells, assigns and transfers unto

                                                                                                   (PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE) (Please Print or Typewrite Name, Address INCLUDING POSTAL Zip Code of Assignee.)

Series A Preferred Shares represented by the within Certificate, and does hereby irrevocably constitute and appoint                                               Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated	Signature(s) Guaranteed By: (sign here)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION(BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.